EXHIBIT 4.4

AMENDMENT NO. 1

THIS Amendment No. 1 (this “Amendment”) to that certain License Agreement (the “License Agreement”) entered into by and among RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY (“Rutgers”) and Oxiquant, Inc. (the “Licensee”) dated as of April 13, 2001 is hereby entered into by and between Rutgers and the Licensee this 19th day of November, 2002.

1. In exchange for Five Thousand Dollars ($5,000.00) and other good and valuable consideration, receipt of which is hereby acknowledged by Rutgers, Rutgers and Licensee hereby agree, in accordance with Section 29.3 of the License Agreement, to amend and restate the License Agreement, as set forth in paragraphs 2 and 3 below.

2. Section 4.5 of the License Agreement is hereby amended and restated to read as follows:

“4.5 Simultaneously with the execution of this Agreement, Licensee and Rutgers are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which, among other things, in partial consideration for the rights granted by Rutgers to Licensee hereunder, Licensee is issuing to Rutgers certain of its shares of Common Stock. Licensee represents and warrants that when the Common Stock is delivered to Rutgers (i) it shall constitute no less than ten percent (10%) of the total issued and outstanding shares of all classes of stock of Licensee, fully diluted, (ii) that it shall be free from any claims, security interests or liens and (iii) that Licensee shall have full right and authority to deliver the stock to Rutgers. Rutgers shall have no less rights in and with respect to such Stock than the founders of Licensee have or obtain with respect to their stock, including without limitation, any anti-dilution, events of disposition, registration, notice, or indemnification rights.”

3. Section 1.8 of the License Agreement is hereby amended and restated to read as follows:

“1.8 “Rutgers Patent Rights” shall mean U.S. Provisional Patent Application Number 60/120,128, U.S. Patent Application No. 10/228,644 and U.S. application(s) and patent(s) and foreign application(s) and patent(s) claiming priority thereof, including PCT International Application Number PCT/US00/03878 and all national phase applications thereof or patents issuing on such national applications, to the extent owned by Rutgers, and including any reissues, extensions (including governmental equivalents thereto), reexaminations, substitutions, continuations, and divisions of the foregoing applications and patents.”

4. The terms of this Amendment in Section 2 above shall be effective as of April 13, 2001. All terms of the License Agreement not explicitly amended herein shall remain in effect as originally stated in the License Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, or caused this Amendment to be duly executed by their respective officers, partners or other representatives, thereunto duly authorized, all as of the day and year first above written.

Licensee		Rutgers, The State University of New Jersey

By	/s/ Fred Mermelstein	By	/s/ William T. Adams
	(Signature)		(Signature)

Name	Fred Mermelstein	Name	William T. Adams
	(Please Print)		(Please Print)

Title	President	Title	Director, OCLTT

Date	November 20, 2002	Date	November 20, 2002

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